SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.1)*

Anthracite Capital, Inc.
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(Name of Issuer)

Common Stock
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 (Title of Class of Securities)

 037023108000
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(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued in the following page(s))
Page 1 of 5 Pages
CUSIP No.037023108000                 Schedule 13G
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1. NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
PERSON
    James Grosfeld ###-##-####
    Nancy Grosfeld ###-##-####
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
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5. SOLE VOTING POWER
     0
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6. SHARED VOTING POWER
    2,096,500
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7. SOLE DISPOSITIVE POWER
    None
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8. SHARED DISPOSITIVE POWER
    2,096,500
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,096,500 jointly held
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.03%
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12. TYPE OF REPORTING PERSON*
      IN
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*SEE INSTRUCTION BEFORE FILLING OUT!
 Page 2 of 5
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ITEM 1(A).  NAME OF ISSUER:
Anthracite Capital, Inc. (the "Company)

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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:



            345 Park Avenue

		29th Floor

            New York, NY 10154

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ITEM 2(A).  NAME OF PERSON FILING:


            James and Nancy Grosfeld
		------------------------------------------------------------------


Page 3 of 5

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,

RESIDENCE:

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	James and Nancy Grosfeld
	20500 Civic Center Drive
	Suite 3000
	Southfield, Michigan 48076


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ITEM 2(C).  CITIZENSHIP:

	See item 4 of cover pages
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

	Common Stock
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ITEM 2(E).  CUSIP NUMBER: 037023108000

	See cover page
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ITEM 3.     Not applicable

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ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:

	See item 9 of cover pages.

ITEM 4(B).  PERCENT OF CLASS:

	See item 11 of cover pages.

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  sole power to vote or to direct the vote

 	See item 5 of cover pages.


Page 4 of 5
               (ii) shared power to vote or to direct the vote:

	See item 6 of cover pages.

               (iii) sole power to dispose or to direct the disposition of

	See item 7 of cover pages.

               (iv) shared power to dispose or to direct the disposition of

           See item 8 of cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
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            See item 11 of cover pages.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.
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 	Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING
COMPANY.
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	Not applicable.



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE

GROUP:

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	Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
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	Not applicable



ITEM 10.    CERTIFICATION.

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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Page 5 of 5
                               By:/s/ James Grosfeld
						  Nancy Grosfeld

                                      SIGNATURE



					James Grosfeld, Joint Tenant



					Nancy Grosfeld, Joint Tenant

                                  April 3, 2001
                                  ----------------
                                         DATE